THOMASVILLE BANCSHARES, INC.

                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                       2001 ANNUAL FINANCIAL STATEMENTS
                                    AND
                             REVIEW OF OPERATIONS



                           SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                               Act of 1934
                            (Amendment No. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to   240.14a-11(c) or   240.14a-12

                         THOMASVILLE BANCSHARES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
      -------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


                          THOMASVILLE BANCSHARES, INC.
                             301 NORTH BROAD STREET
                           THOMASVILLE, GEORGIA 31792

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 2002


     The Annual Meeting of Shareholders of Thomasville Bancshares, Inc. (the "Company") will be held on Tuesday, May 21, 2002 at 5:00 p.m., at the principal offices of the Company, 301 North Broad Street, Thomasville, Georgia, for the following purposes:

     (1) to elect four Class I directors, each to serve for a term of three years and until his successor is elected and qualified;

     (2) to ratify the appointment of Francis & Co., CPAs as auditors for the Company and its subsidiary for the fiscal year 2002; and

     (3) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 9, 2002 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                 By Order of the Board of Directors,

                                 /s/ Stephen H. Cheney

                                 Stephen H. Cheney
                                 Chairman and Chief Executive Officer

Thomasville, Georgia
April 23, 2002


   PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE
        MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.



                          THOMASVILLE BANCSHARES, INC.
                            301 NORTH BROAD STREET
                           THOMASVILLE, GEORGIA 31792

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 2002
                          --------------------------
                               PROXY STATEMENT
                          --------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomasville Bancshares, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 23, 2002. The address of the principal executive offices of the Company is 301 North Broad Street, Thomasville, Georgia 31792.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named herein and for the ratification of Francis & Co. as independent auditors. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

     The record of shareholders entitled to vote at the Annual Meeting was taken on April 9, 2002. On that date, the Company had outstanding and entitled to vote 1,395,000 shares of common stock, with each share entitled to one vote.



                                  AGENDA ITEM ONE
                               ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for a classified Board of Directors, whereby approximately one-third of the Company's directors are elected each year at the Company's Annual Meeting of Shareholders, to serve a three-year term. Each Class I director is presently standing for election to the Board of Directors and, if elected, will serve for a term of three years and until his successor is elected and qualified.

     Effective December 12, 2001, Clifford S. Campbell, Jr. resigned from the Company's Board of Directors, and the size of the Board has accordingly been reduced from thirteen members to twelve members. The Company's Articles of Incorporation provide, in accordance with Georgia law, that each of the Company's three classes of directors consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. In view of the reduction in the Company's Board size and in order to assure proper apportionment of the Company's directors among the three classes in accordance with the Articles of Incorporation, the Board has determined to move Director Singletary from Class III (the term of which expires at the 2004 Annual Meeting) to Class I, and Mr. Singletary has been nominated by the Board of Directors for election at the Annual Meeting along with the other Class I directors.

     In the event that any nominee withdraws or for any reason is not able to serve as director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the common stock is required for the election of the four nominees standing for election. Each of the nominees for Class I director has been a director of the Company since March 1995, with the exception of David O. Lewis, who has served as a director since May 1999. The Board of Directors recommends the election of the four nominees listed below. Management of the Company has no reason to believe that any nominee will not serve if elected.

     The following persons have been nominated by management for election to the Board of Directors as Class I directors:

     STEPHEN H. CHENEY, age 44, has served as President of the Company since its inception in March 1995. In addition to his profession, Mr. Cheney is currently President of Thomasville Team 2000. He is also past President of the Thomasville YMCA, past member of the Thomasville Payroll Development Authority, past Chairman of the Thomasville/Thomas County Chamber of Commerce and former Vice Chairman of the Thomasville Housing Authority.

     CHARLES A. BALFOUR, age 38, is President of Balfour Timber Company, Inc., where he has served as President since 1994. Mr. Balfour is also President of Balfour Pole Co., LLC, a manufacturer of utility poles and pilings. He currently serves on the Board of the Georgia Forestry Association.

     DAVID O. LEWIS, age 70, joined the Board of Directors of Thomasville National Bank in September 1997 and was elected to the Company's Board of Directors in May 1999. Mr. Lewis is a retired Senior Buyer for General Electric. He is past President of the Minority Business and Professional Association. He currently serves on the Board of Trustees of Thomas College and is also a member of the Board of Directors of the Heritage Foundation. Mr. Lewis is a member of the Thomasville City Council and is the President of the Thomasville Boys and Girls Club.

     RICHARD L. SINGLETARY, JR., age 42, is the President of several real estate development companies with interests in single-family homes and apartment communities. He has been developing real estate since 1990. Mr. Singletary has served on the Thomasville City Council for twelve years and was recently elected Mayor of the City. He also serves on the following Boards of
Directors: Brookwood School, Thomasville/Thomas County Chamber of Commerce, and Thomasville Landmarks, Inc.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

     Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the 2002 Annual Meeting of Shareholders.

     DAVID A. CONE, age 37, has served as the President of Cone Machinery, Inc., a manufacturer of sawmill equipment, for the past ten years. He joined the Board of Directors of Thomasville National Bank in May 1996 and was elected to the Company's Board of Directors in May 1999. He currently serves on the Board of Directors of the Thomasville Y.M.C.A. and is a member of the Thomasville Kiwanis Club. He is also Chairman of the Thomasville/Thomas County Recreation Advisory Board.

     CHARLES E. HANCOCK, M.D., age 42, is an Orthopedic Surgeon in private practice in Thomasville, Georgia at the Thomasville Orthopedic Center, where he has practiced since 1991. Dr. Hancock is affiliated with the Archbold Medical Center. He is also Chairman of Affiliated Physicians, LLC a physicians practice management company based in Thomasville.

     CHARLES H. HODGES, III, age 37, has served as Executive Vice President of the Company since its inception in January 1995. In addition, Mr. Hodges serves as board member of several organizations, including United Way, Downtown Development Authority and the Thomas County Historical Society. Mr. Hodges is also the past Chairman of the Thomasville/Thomas County Chamber of Commerce and President Elect of the Thomasville Music & Drama Troupe.

     HAROLD L. JACKSON, age 53, is the President and General Manager of Petroleum Products, Inc., a distributor of fuel and oil products to retail, industrial and agricultural customers throughout South Georgia. Mr. Jackson is also CEO of Jack Rabbit Foods, Inc. He currently serves as Chairman of the Board of Directors of the South Georgia Fellowship of Christian Athletes, and Director of the Georgia Oilman's Association. He is also a member and past President of the Thomasville Shriners Club, a member of the Masonic Lodge and a member of the Hasan Temple.

     CHARLES W. MCKINNON, JR., age 67, is a broker with First Thomasville Realty, Ltd., one of the largest real estate companies in Southwest Georgia.
He has been actively involved in selling and developing shopping centers, food stores, office buildings and warehouses. His civic and professional leadership roles, past and present, include City Commissioner, an advisory director of NationsBank (now Bank of America), director of Industrial Development for City of Thomasville, director of Thomasville/Thomas County Chamber of Commerce, member of Georgia Development Council, lifetime membership in Thomasville Area Board's Million Dollar Club, Real Estate Leaders of America, International Council of Shopping Centers, National Association of Realtors, and Farm and Land Institute.

     RANDALL L. MOORE, age 42, is President and Co-Owner of Moore & Porter Produce of Thomasville, Inc., a wholesaler of a full line of vegetables. He joined the Board of Directors of Thomasville National Bank in May 1996 and was elected to the Company's Board of Directors in May 1999. He currently serves on the Board of Directors of Glen Arven Country Club.

     DIANE W. PARKER, age 61, is the owner of The Gift Shop, Ltd. She joined the Board of Directors of Thomasville National Bank in September 1997 and was elected to the Company's Board of Directors in May 1999. She is also Vice-President of Williams & Parker LLC and The Williams Family Foundation of Georgia. She is a past Vice-Chairman of the Thomasville Antiques Show and is a Thomasville Antiques Show Foundation, Inc. Board Member.

     COCHRAN A. SCOTT, JR., age 46, has served as President of Scott Hotels, Inc., a hotel management and development company, since 1996. Mr. Scott is a former member of the Advisory Board of Directors of Trust Company Bank of South Georgia. Mr. Scott has served on the Company's Board of Directors since 1995.

     There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.



                         MEETINGS OF THE BOARD OF DIRECTORS
                            AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held twelve meetings during 2001. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors of the Company and any committees of the Board in which such director served, with the exception of Mr. Balfour, Mr. Cone and Ms. Parker, who attended an aggregate of 58%.

     The Board of Directors of the Company has one committee, the Audit Committee, which is currently composed of Messrs. Balfour, Hancock, Lewis, Scott and Singletary. The Audit Committee reviews and makes recommendations to the Board of Directors on the Company's audit procedures and independent auditors' report to management and recommends to the Board of Directors the appointment of independent auditors for the Company. Each of the members of the Audit Committee is "independent" as defined in the New York Stock Exchange listing standards. The Board of Directors has not adopted an Audit Committee Charter. The Audit Committee met once during 2001.

     The Board of Directors of the Company does not have a Compensation Committee, as each of the officers of the Company is compensated solely by the Bank. The Board of Directors of the Bank does have a Compensation Committee, which is presently composed of Messrs. Cheney, Cone, Hancock, Hodges, McKinnon and Singletary. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors of the Bank with respect to compensation of officers of the Company and the Bank. The Compensation Committee of the Board of Directors of the Bank met once during 2001.

     The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors.


                            AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Company for the year ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-KSB for filing with the SEC.

                                     Respectfully submitted,

                                     The Audit Committee

                                     Charles A. Balfour
                                     Charles E. Hancock, M.D.
                                     David O. Lewis
                                     Cochran A. Scott, Jr.
                                     Richard L. Singletary, Jr.



                      SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 2002 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, and (iii) all executive officers and directors of the Company, as a group.

                                                            Percent of
                                   Amount and Nature of     Outstanding
Name of Beneficial Owner          Beneficial Ownership(1)    Shares(2)
------------------------          -----------------------    ---------
Charles A. Balfour                       21,890(3)              1.6%
Stephen H. Cheney                        75,289(4)              5.3%
David A. Cone                             6,125(5)               *
Charles E. Hancock, M.D.                 29,375(6)              2.1%
Charles H. Hodges, III                   46,740(7)              3.3%
Harold L. Jackson                        14,085(8)              1.0%
David O. Lewis                            1,770(9)               *
Charles W. McKinnon, Jr.                 24,775(10)             1.8%
Randall L. Moore                         31,600(11)             2.3%
Diane W. Parker                          22,150(12)             1.6%
Cochran A. Scott, Jr.                    35,460(13)             2.5%
Richard L. Singletary, Jr.               71,915(14)             5.1%
     All executive officers
     and directors as a group
     (13 persons)                       381,174(15)            26.5%
______________________________

*    Less than 1%.

(1) Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. "Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2) The percentages are based upon 1,395,000 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 1,395,000 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.
(3) Includes 5,000 shares held by Mr. Balfour as custodian for his children and 890 shares earned pursuant to the directors' deferred compensation plan.
(4) Includes 30,000 shares subject to presently exercisable stock options, 722 shares held in Mr. Cheney's wife's individual retirement account, 30,000 shares held in Mr. Cheney's father's individual retirement account for the benefit of Mr. Cheney, 2,670 shares earned pursuant to the directors' deferred compensation plan, and 2,593 shares earned pursuant to the bonus plan for executive officers.
(5) Includes 1,125 shares earned pursuant to the directors' deferred compensation plan.
(6) Includes 1,410 shares earned pursuant to the directors' deferred compensation plan.
(7) Includes 15,000 shares subject to presently exercisable stock options, 1,534 shares held by Mr. Hodges as custodian for his children, 2,340 shares earned, pursuant to the directors' deferred compensation plan, and 1,878 shares earned pursuant to the bonus plan for executive officers.
(8) Includes 1,085 shares earned pursuant to the directors' deferred compensation plan.
(9) Includes 1,070 shares earned pursuant to the directors' deferred compensation plan.
(10) Includes 12,200 shares held in Mr. McKinnon's individual retirement account and 2,440 shares earned pursuant to the directors' deferred compensation plan.
(11) Includes 1,200 shares earned pursuant to the directors' deferred compensation plan.
(12) Shares are held in trust in the name of Central Memphis Company, c/o First Tennessee Bank Trust Division. Includes 750 shares earned pursuant to the directors' deferred compensation plan.
(13) Includes 24,000 shares held by Mr. Scott as custodian for his children and 1,460 shares earned pursuant to the directors' deferred compensation plan.
(14) Includes 5,246 shares held in Mr. Singletary's individual retirement account, 10,000 shares owned by Mr. Singletary's wife and 4,489 shares held in Mr. Singletary's wife's individual retirement account and includes 2,650 shares earned pursuant to the directors' deferred compensation plan. Mr. Singletary's address is 102 Chukkars Drive, Thomasville, Georgia 31792.
(15) Includes 45,000 shares subject to presently exercisable options and 19,090 shares earned pursuant to the directors' deferred compensation plan.



                            EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years ended December 31, 2001, 2000 and 1999 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and Executive Vice President (the "Named Executive Officers"). No other employees of the Company received an annual salary and bonus exceeding $100,000 during the year ended December 31, 2001.

                             SUMMARY COMPENSATION TABLE

                                  Annual                    Long Term
                               Compensation                Compensation
                        --------------------------  ---------------------------
                                                       Restricted
                                                         Stock          All
                                                        Awards(1)      Other
    Name and                                        ----------------- Compen-
Principal Position       Year    Salary     Bonus   Shares  Value (2) sation(3)
------------------       ----    ------     -----   ------  --------- ---------
Stephen H. Cheney        2001   $124,000   $24,800   1,145   $21,325   $3,728
   President and         2000    114,000    22,800   1,130    19,210    3,486
   Chief Executive       1999    108,200    21,600     865    17,300    3,348
   Officer

Charles H. Hodges, III   2001   $103,000   $20,600     985   $18,290   $3,375
   Executive Vice        2000     96,000    19,200     775    13,175    3,126
   President             1999     90,000    18,000     765    15,300    2,833
_______________

(1) Represents earned but unissued shares of restricted stock granted pursuant to the directors' deferred compensation plan and as part of the bonus plan for executive officers. See " - Compensation of Directors."
(2) Because there is no organized trading market for the Company's common stock, fair market value was determined by reference to recent sales of the Company's common stock at the time of grant.
(3)  Represents matching contributions under the Company's 401(k) plan.


COMPENSATION OF DIRECTORS

     In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the "Directors' Plan") for the Company's directors providing for grants of restricted stock to directors as compensation for each Board meeting and Committee meeting attended. The Directors' Plan provides that each director is deemed to have earned shares of restricted stock in the amount of 15 shares of the Company's common stock for each Bank and each Company Committee meeting attended and 25 shares for each Bank and each Company Board of Directors meeting attended. The shares of restricted stock earned pursuant to the terms of the Directors' Plan do not vest and will not be issued until the earlier to occur of either (i) the retirement, resignation or removal of the director from the Company's Board of Directors or (ii) a change in control of the Company. During 2001, an aggregate of 3,985 shares of restricted stock were earned under the Directors' Plan.


EMPLOYMENT AGREEMENTS

     On January 1, 2001, the Company and the Bank entered into a four-year employment agreement with Stephen H. Cheney, pursuant to which Mr. Cheney is paid a minimum annual salary of $124,000, which may be increased at the discretion of the Board of Directors of the Bank based on the performance of the Bank as determined by a formula as set forth in Mr. Cheney's employment agreement.

     Mr. Cheney's employment agreement further provides that Mr. Cheney shall receive the use of an automobile and such other benefits as the Company generally makes available to its senior executives.

     Mr. Cheney's employment agreement also contains a non-compete and non-solicitation provision which provides that through the actual date of termination of the employment agreement and for a period of five years thereafter, Mr. Cheney shall not, without the prior written consent of the Company, be employed in the banking business in any capacity within Thomas County, Georgia. Mr. Cheney has also agreed that during such period, he will not, without the prior written consent of the Bank, employ or attempt to employ any employees of the Bank or cause an employee of the Bank to work elsewhere.

     The employment agreement provides that the Company may terminate Mr. Cheney's employment agreement for any reason upon majority vote of the Board of Directors of the Company and the Bank.

     On January 1, 2001, the Company and the Bank also entered into a four-year employment agreement with Charles H. Hodges, III, containing identical provisions to the employment agreement entered into with Mr. Cheney, except that Mr. Hodges receives a minimum annual salary of $103,000.


STOCK OPTIONS

     No stock options were granted to or exercised by either of the Named Executive Officers during 2001. The following table presents information regarding the value of unexercised options held at December 31, 2001 by the Named Executive Officers.
                                                               Value of
                                     Number of               Unexercised
                                Unexercised Options      In-the-Money Options
                                 at Fiscal Year End       at Fiscal Year End
                                    Exercisable/              Exercisable/
     Name                           Unexercisable           Unexercisable(1)
     ----                           -------------           ----------------
Stephen H. Cheney                     30,000/0                $330,000/$0
Charles H. Hodges, III                15,000/0                $165,000/$0
___________________

(1) Dollar values calculated by determining the difference between the estimated fair market value of the Company's common stock at December 31, 2001 and the exercise price of such options. Because no organized trading market exists for the common stock of the Company, the fair market value was determined by reference to recent sales of the common stock during 2001 ($16.00 per share).


                                CERTAIN TRANSACTIONS

     The Bank extends loans from time to time to certain of the Company's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.



                                   AGENDA ITEM TWO
                  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has approved the selection of Francis & Co., CPAs as independent public accountants to audit the books of the Company and its subsidiary for the current year, to report on the consolidated balance sheets and related statements of income, changes in shareholders' equity and cash flows of the Company and its subsidiary and to perform such other appropriate accounting services as may be required by the Company.

     Representatives of Francis & Co. are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     AUDIT FEES. The aggregate fees billed by Francis & Co. for professional services rendered for the audit of the Company's annual financial statements for the year ending December 31, 2001 and the review of the financial statements included in the Company's Forms 10-QSB for that year were $42,300.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2001, Francis & Co. did not perform any services with regard to financial information systems design and implementation.

     ALL OTHER FEES. The aggregate fees for non-audit services provided by Francis & Co. during 2001 were $36,000.

     Should shareholders vote not to approve Francis & Co., the Board of Directors will consider a change in auditors for the next year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF FRANCIS & CO. AS AUDITORS FOR THE COMPANY AND ITS SUBSIDIARY FOR THE FISCAL YEAR 2002.


            ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-KSB

     Additional information concerning the Company, including financial statements of the Company, is provided in the Financial Appendix to this proxy statement and in the Company's 2001 Annual Report to Shareholders that accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Ms. Hollie Lloyd, Senior Operations Officer, at the offices of the Company, 301 North Broad Street, Thomasville, Georgia 31792. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.


                            SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals for inclusion in the Company's proxy statement for the 2003 Annual Meeting of Shareholders is December 25, 2001. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2003 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by March 10, 2003, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2002 Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.


                                   By Order of The Board of Directors,

                                   /s/ Stephen H. Cheney

                                   Stephen H. Cheney
                                   Chairman and Chief Executive Officer

Thomasville, Georgia
April 23, 2002



                          FINANCIAL APPENDIX
                          ------------------

Management's Discussion and Analysis of Financial
   Condition and Results of Operations.............................A-1

Report of Independent Accountants..................................A-7

Consolidated Financial Statements

   Consolidated Balance Sheet......................................A-8

   Consolidated Statements of Income...............................A-9

   Consolidated Statements of Changes in Shareholders' Equity......A-10

   Consolidated Statements of Cash Flows...........................A-11

   Notes to Consolidated Financial Statements......................A-12

Market for Registrant's Common Equity and Related
   Stockholder Matters.............................................A-37



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

	The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements, related notes and statistical information included elsewhere herein.


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2001, total assets grew by $12,160,712 from $141,107,664 at December 31, 2000 to $153,268,376 at December 31, 2001.
The growth in loans, the Company's primary source of income, outpaced the growth in assets, 24.4% to 8.6%. Despite the decline in economic activities during calendar year 2001, the Company was able to increase its loans and reduce net charge-offs, from $254,650 for calendar year 2000 to $215,288 for calendar year 2001.

     To fund the growth in loans, the Company was able to increase its deposit base by $6,819,262 and borrowings from the Federal Home Loan Bank by $4,000,000. The growth in loans enabled the Company to increase its net interest income from $5,203,226 in 2000 to $5,331,206 in 2001, despite the severe declines in interest rates experienced in 2001. The Company's net operating expense increased 6.3% during 2001 as compared to 2000, from $2,242,979 to $2,383,759.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

	For the year ended December 31, 2000, assets grew and earnings improved. Total assets increased by 25.7% from $112,253,119 in 1999 to $141,107,664 in 2000. Net loans increased from $90,122,900 in 1999 to
$107,118,466 in 2000 due to strong loan demand coupled with a focused
marketing effort.   Net charge-offs for 2000 were $254,650 compared to
$123,770 in 1999, an increase of $130,880. At December 31, 2000, the Bank's loan loss reserve ratio was 1.26% of total loans, as compared to 1.23% at December 31, 1999.

	Deposits increased during 2000 by $27,742,509, or 28.3%, from $98,151,286 to $125,893,795. The majority of the increase was attributable to marketing efforts. The Bank's investment portfolio increased $2,599,326, or 28.8%, from $9,036,737 to $11,636,063 during 2000.

	The Bank's loan to deposit ratio was 85.1% for 2000, compared to 91.8% in 1999. Despite the decline in the above ratio, earnings increased significantly in 2000 because of higher levels of average earning assets, from $92.5 million in 1999 to $110.1 million in 2000. Non-interest expense increased by $287,632 from $2,605,370 for 1999 to $2,893,002 for 2000. This increase was the result of a higher level of transactional activity in the Bank. Non-interest income increased by $35,515 from $614,508 for 1999 to $650,023 for 2000. This increase was due to the increase in transactional volume. As a consequence of the increase in net interest margin and non-interest income and despite the increase in overhead expense, net income increased by $296,026, or 24.2%, from $1,222,542 in 1999 to $1,518,568 in
2000.

NET INTEREST INCOME

	The Company's results of operations are determined by its ability to effectively manage interest income and expense, minimize loan and investment losses, generate non-interest income, and control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Company's ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

	Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the period indicated.

                                 Year Ended                Year Ended
                              December 31, 2001         December 31, 2000
                              -----------------         -----------------
                                    Interest                   Interest
                           Average  Income/  Yield     Average Interest Yield
                           Balance  Expense   Cost     Balance Expense   Cost
                           -------- -------  -----     ------- -------- -----

                                          (Dollars in Thousands)

Federal funds sold         $  5,133 $   191  3.71%    $  3,194  $  201  6.30%

Securities                    9,076     588  6.48%       7,581     445  5.88%
Loans, net                  119,552   9,760  8.16%      99,290   9,227  9.29%
                            -------  ------            -------   -----
  Total earning assets     $133,761 $10,539  7.88%    $110,065  $9,873  8.97%
                            =======  ======            =======   =====

Interest bearing deposits  $111,729 $ 5,070  4.53%    $ 90,198  $4,510  5.00%
Other borrowings              2,923     138  4.73%       2,919     160  5.48%
                            -------  ------            -------   -----
  Total interest-
   bearing liabilities     $114,652 $ 5,208  4.54%    $ 93,117  $4,670  5.02%
                            =======  ======            =======   =====

Net yield on
  earning assets                             3.99%                     4.72%

	Net yield on interest-earning assets for the years ended December 31, 2001 and 2000 was 3.99% and 4.72%, respectively. The decline in net yield on earnings assets is attributed to the Federal Reserve Board's aggressive rate reductions during calendar year 2001. In response to the Federal Reserve Board's actions, and to stay competitive in the local banking market, the Company matched the Federal Reserve Board's rate reductions in a timely manner. The Company, however, was unable to reduce its cost of funds as deeply and as quickly as it needed to in order to keep its interest rate margin constant. For the year ended December 31, 2001, the yield on earning assets declined 109 basis points to 7.88% while the cost of funds declined 48 basis points to 4.54%.

NON-INTEREST INCOME

	Non-interest income for the years ended December 31, 2001 and 2000 amounted to $810,327 and $650,023, respectively. As a percentage of average assets, non-interest income increased from .55% in 2000 to .57% in 2001.
The increase in non-interest income as a percent of average earning assets during calendar year 2001 is due to management's efforts and focus to increase fee income in light of the decline in interest margins.

	The following table summarizes the major components of non-interest income for the year ended December 31, 2001 and 2000.

                                              Year Ended December 31,
                                              -----------------------
                                                 2001         2000
                                                 ----         ----
   Service fees on deposit accounts            $547,325     $497,589
   Miscellaneous, other                         263,002      152,434
                                                -------      -------
   Total non-interest income                   $810,327     $650,023
                                                =======      =======

NON-INTEREST EXPENSE

	Non-interest expense increased from $2,893,002 in 2000 to $3,194,086 in 2001. As a percentage of total average assets, non-interest expenses decreased from 2.43% in 2000 to 2.23% in 2001. Management attributes the decrease in the ratio of non-interest expense to average assets to numerous programs and procedures undertaken during 2001 to attain higher operational efficiencies.
                                              Year Ended December 31,
                                              -----------------------
   Non-Interest Expense                          2001         2000
   --------------------                          ----         ----
   Salaries and benefits                      $1,711,444   $1,479,560
   Data processing, ATM                          157,617      183,553
   Advertising and public relations              136,623      142,067
   Depreciation and amortization                 298,327      291,111
   Other operating expenses                      890,075      796,711
                                               ---------    ---------
     Total non-interest expense               $3,194,086   $2,893,002
                                               =========    =========

ALLOWANCE FOR LOAN LOSSES

	During 2001, the allowance for loan losses increased from $1,365,057 to $1,564,769. During 2001, the allowance for loan losses as a percent of gross loans declined from 1.26% to 1.15%. Net charge-offs during 2001 amounted to $215,288, or .18% of average loans. During 2000, the allowance for loan losses increased from $1,109,707 to $1,365,057. During 2000, the allowance for loan losses as a percent of gross loans increased from 1.23% to 1.26. Net charge-offs during 2000 amounted to $254,650, or .26% of average loans. As of December 31, 2001, management considers the allowance for loan losses to be adequate to absorb future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

INTEREST RATE SENSITIVITY

	Net interest income, the Company's primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

	Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Company's overall interest rate risk.

	The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 2001 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same pace, the gap is only a general indicator of rate sensitivity.

                                 After
                                 three    After
                                 months    six
                                  but     months   After one
                         Within  within    but      year but   After
                         three    six     within     within    five
                         months  months  one year  five years  years  Total
                         ------  ------  --------  ----------  -----  -----
                                    (In thousands, except ratios)
EARNING ASSETS
Loans                   $75,235 $  6,877  $  8,143  $40,198  $ 5,448 $135,901
Available-for-sale
 securities                --        508     1,537    2,969    2,121    7,135
Federal funds sold          356     --        --       --       --        356
                         ------  -------   -------   ------   ------  -------
Total earning assets    $75,591 $  7,385  $  9,680  $43,167  $ 7,569 $143,392
                         ======  =======   =======   ======   ======  =======

SUPPORTING SOURCE OF FUNDS

Interest-bearing demand
  deposits and savings  $65,980 $   --    $   --    $  --    $  --   $ 65,980
Certificates,
  less than $100M         6,452    5,070     6,564    6,712     --     24,798
Certificates,
  $100M and over          6,727    3,111     6,625    8,909     --     25,372
Borrowings                 --       --        --      2,000    4,000    6,000
                         ------  -------   -------   ------   ------  -------
Total interest-
  bearing liabilities   $79,159 $  8,181  $ 13,189  $17,621  $ 4,000 $122,150
                         ======  =======   =======   ======   ======  =======

Interest rate
  sensitivity gap      $ (3,568) $   (796) $ (3,509) $25,546  $ 3,569 $21,242

Cumulative gap         $ (3,568) $ (4,364) $ (7,873) $17,673  $21,242 $21,242

Interest rate
  sensitivity gap ratio    0.95     0.90      0.73     2.45    1.89      1.17

Cumulative interest rate
  sensitivity gap ratio    0.95     0.95      0.92     1.15    1.17      1.17

	As evidenced by the table above, at December 31, 2001, the Company was liability sensitive up to one year, and asset sensitive thereafter. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous as earning assets are repriced sooner than the liabilities. With respect to the Company, an increase in interest rates would reduce income for one year and increase income thereafter. Conversely, a decline in interest rates would increase income for one year and decrease income thereafter. This, however, assumes that all other factors affecting income remain constant.

	As the Company continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's Asset/Liability Committee meets on a quarterly basis and develops management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

LIQUIDITY

	Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company's primary source of liquidity is its ability to maintain and increase deposits through the Bank. Deposits grew by $6.8 million during 2001 and by $27.7 million in 2000.

	Below are the pertinent liquidity balances and ratios at December 31, 2001 and 2000:

                                                    December 31,
                                              ----------------------
                                                  2001         2000
                                                  ----         ----

  Cash and cash equivalents                   $ 6,579,878  $17,115,813
  Securities                                    7,135,162   11,636,063
  CDs,over $100,000 to total deposits ratio       19.1%        17.7%
  Loan to deposit ratio                          101.2%        85.1%
  Brokered deposits                                --           --

	Cash and cash equivalents are the primary source of liquidity. At December 31, 2001, cash and cash equivalents amounted to $6.6 million, representing 4.3% of total assets. Securities available for sale provide a secondary source of liquidity. Approximately $2.0 million of the $7.1 million in the Bank's securities portfolio is scheduled to mature in 2002.

	At December 31, 2001, large denomination certificates accounted for 19.1% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands.
Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank's liquidity. Management believes that since a majority of the above certificates were obtained from Bank customers residing in Thomas County, Georgia, the volatility of such deposits is lower than if such deposits were obtained from depositors residing outside of Thomas County, as outside depositors are believed to be more likely to be interest rate sensitive.

	Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2001, the Company had no brokered deposits in its portfolio.

	Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

	There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

	Risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

	The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital by total assets. For banks that are not rated CAMELS 1 by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

	In 1996, a new rule was adopted by the Federal Reserve Board, the OCC and the FDIC that added a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, those three agencies issued a joint policy statement to bankers, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasized the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

	The table below illustrates the Bank's and Company's regulatory capital ratios at December 31, 2001:

                                                          Minimum
                                                         Regulatory
                                    December 31, 2001    Requirement
                                    -----------------    -----------
 Bank
 ----
 Tier 1 Capital                           10.6%              4.0%
 Tier 2 Capital                            1.2%              N/A
                                          ----
    Total risk-based capital ratio        11.8%              8.0%
                                          ====

 Leverage ratio                            9.1%              3.0%
                                          ====

 Company - Consolidated
 ----------------------
 Tier 1 Capital                           11.2%              4.0%
 Tier 2 Capital                            1.3%              N/A
                                          ----
    Total risk-based capital ratio        12.5%              8.0%
                                          ====

 Leverage ratio                            9.7%              3.0%
                                          ====

	The above ratios indicate that the capital positions of the Company and the Bank are sound and that the Company is well positioned for future growth.



                         THOMASVILLE BANCSHARES, INC.
                            THOMASVILLE, GEORGIA

                      CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE YEARS ENDED
                          DECEMBER 31, 2001 AND 2000



                      REPORT OF INDEPENDENT ACCOUNTANTS
                      ---------------------------------


Board of Directors
Thomasville Bancshares, Inc.
Thomasville, Georgia

	We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc., (the "Company"), and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiary at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.




Atlanta, Georgia
February 28, 2002



                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                           CONSOLIDATED BALANCE SHEETS

                             ASSETS
                             ------                     As of December 31,
                                               --------------------------------
                                                     2001               2000
                                                     ----               ----
Cash and due from banks                        $   6,223,676      $   8,493,734
Federal funds sold, net                              356,202          8,622,079
                                               -------------      -------------
  Total cash and cash equivalents              $   6,579,878      $  17,115,813
Securities:
 Available-for-sale at fair value                  7,135,162         11,636,063
Loans, net                                       134,335,739        107,118,466
Property and equipment, net                        3,694,814          3,434,425
Other real estate owned                              -  -               137,844
Other assets                                       1,522,783          1,665,053
                                               -------------      -------------
  Total Assets                                 $ 153,268,376      $ 141,107,664
                                               =============      =============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   ------------------------------------

Liabilities:
-----------
 Deposits
  Non-interest bearing deposits                $  16,562,792      $  15,330,627
  Interest bearing deposits                      116,150,265        110,563,168
                                               -------------      -------------
       Total deposits                          $ 132,713,057      $ 125,893,795
Borrowings                                         6,000,000          2,000,000
Other liabilities                                    666,206            633,621
                                               -------------      -------------
  Total Liabilities                            $ 139,379,263      $ 128,527,416
                                               -------------      -------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
--------------------
 Common stock, 1.00 par value, 10,000,000
 shares authorized; 1,395,000 shares issued
 and outstanding                               $   1,395,000      $   1,395,000
Paid-in-capital                                    8,200,908          8,112,061
Retained earnings                                  4,265,111          3,071,334
Accumulated other comprehensive income                28,094              1,853
                                               -------------      -------------
   Total Shareholders' Equity                  $  13,889,113      $  12,580,248
                                               -------------      -------------
   Total Liabilities and Shareholders' Equity  $ 153,268,376      $ 141,107,664
                                               =============      =============

               Refer to notes to the consolidated financial statements.



                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                       CONSOLIDATED STATEMENTS OF INCOME


                                          For the Years Ended December 31,
                                      ----------------------------------------
Interest Income:                          2001          2000          1999
---------------                           ----          ----          ----
 Interest and fees on loans           $  9,760,452  $  9,226,566  $  7,340,869
 Interest on investment securities         588,166       445,388       342,266
 Interest on federal funds sold            190,606       201,287       236,801
                                      ------------  ------------  ------------
    Total interest income             $ 10,539,224  $  9,873,241  $  7,919,936

Interest Expense:
----------------
 Interest on deposits and borrowings     5,208,018     4,670,015     3,580,532
                                      ------------  ------------  ------------
Net interest income                   $  5,331,206  $  5,203,226  $  4,339,404
Provision for possible loan losses         415,000       510,000       365,000
                                      ------------  ------------  ------------
Net interest income after provision
 for possible loan losses             $  4,916,206  $  4,693,226  $  3,974,404
                                      ------------  ------------  ------------

Other Income:
------------
 Service fees on deposit accounts     $    547,325  $    497,589  $    510,226
 Miscellaneous, other                      263,002       152,434       104,282
                                      ------------  ------------  ------------
     Total other income               $    810,327  $    650,023  $    614,508
                                      ------------  ------------  ------------

Other Expenses:
--------------
  Salaries and benefits               $  1,711,444  $  1,479,560  $  1,353,321
  Data processing and ATM                  157,617       183,553       180,086
  Advertising and public relations         136,623       142,067       147,958
  Depreciation and amortization            298,327       291,111       257,295
  Professional fees                        136,623       119,097        76,202
  Other operating expenses                 753,452       677,614       590,508
                                      ------------  ------------  ------------
     Total other expenses             $  3,194,086  $  2,893,002  $  2,605,370
                                      ------------  ------------  ------------

Income before income tax              $  2,532,447  $  2,450,247  $  1,983,542
Income tax                                 850,420       931,679       761,000
                                      ------------  ------------  ------------

Net income                            $  1,682,027  $  1,518,568  $  1,222,542
                                      ============  ============  ============

Basic earnings per share              $       1.21  $       1.10  $        .89
                                      ============  ============  ============

Diluted earnings per share            $       1.16  $       1.06  $        .85
                                      ============  ============  ============

         Refer to notes to the consolidated financial statements.



                          THOMASVILLE BANCSHARES, INC.
                              THOMASVILLE, GEORGIA
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


                                                       Accumulated
                                                          Other
                 Common Stock        Paid                Compre-
              ------------------     -in-      Retained  hensive
              Shares   Par Value    Capital    Earnings  Income      Total
              ------   ---------    -------    --------  ------      -----

Balance,
December 31,
  1998       1,380,000 $1,380,000 $7,955,261 $  744,224 $  29,739  $10,109,224
             ---------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
 Net income,
  1999          --          --         --     1,222,542     --       1,222,542
 Net unrealized
  losses,
  securities    --          --         --        --       (67,718)     (67,718)
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,222,542   (67,718)   1,154,824

Stock options,
  restricted
  stock         --          --        47,700     --        --           47,700
             ---------  ---------  ---------  ---------  --------   ----------

Balance,
December 31,
  1999       1,380,000 $1,380,000 $8,002,961 $1,966,766 $ (37,979) $11,311,748
             ---------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
 Net income,
  2000          --          --         --     1,518,568     --       1,518,568
 Net unrealized
  gains,
  securities    --          --         --        --        39,832       39,832
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,518,568    39,832    1,558,400

Stock options,
  restricted
  stock         --          --        49,100     --        --           49,100

Exercise of
 stock
 options        15,000     15,000     60,000     --        --           75,000

Dividends
 paid            --         --         --      (414,000)    --        (414,000)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2000        1,395,000 $1,395,000 $8,112,061 $3,071,334 $   1,853  $12,580,248
             ---------  ---------  ---------  ---------  --------   ----------
Comprehensive income:
 Net income,
  2001          --          --         --     1,682,027     --       1,682,027
 Net unrealized
  gains,
  securities    --          --         --        --        26,241       26,241
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,682,027    26,241    1,708,268

Stock options,
  restricted
  stock         --          --        88,847     --        --           88,847

Dividends
 paid            --         --         --      (488,250)    --        (488,250)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2001        1,395,000 $1,395,000 $8,200,908 $4,265,111 $  28,094  $13,889,113

             =========  =========  =========  =========  ========   ==========


           Refer to notes to the consolidated financial statements.



                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:     2001          2000          1999
------------------------------------      ----          ----          ----
  Net income                          $  1,682,027  $  1,518,568  $  1,222,542
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Provisions for loan losses      $    415,000  $    510,000  $    365,000
      Depreciation and amortization        298,327       291,111       257,295
      Net accretion on securities          (78,208)      (44,827)      (18,936)
  Decrease in receivables
   and other assets                        142,270      (528,818)     (314,242)
  Increase in payables
   and other liabilities                    32,585       238,672        29,240
                                      ------------  ------------  ------------
Net cash provided by
  operating activities                $  2,492,001  $  1,984,706  $  1,540,899
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
   Purchase of securities, AFS        $(12,394,650) $ (7,814,467) $ (6,976,725)
   Maturity and calls
     of securities, AFS                 17,000,000     4,800,000     3,925,172
   Sale of securities                      -  -          500,000       -  -
   Decrease in other
     real estate owned                     137,844       649,385      (787,229)
   (Increase) in loans, net            (27,632,273)  (17,505,566)  (21,618,337)
   Purchase of premises
     and equipment                        (558,716)     (138,828)     (370,833)
                                      ------------  ------------  ------------
Net cash used in investing activities $(23,447,795) $(19,509,476) $(25,827,952)
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
   Exercise of stock options          $    -  -     $     75,000  $    -  -
   Options, restricted stock                88,847        49,100       47,700
   Increase in deposits                  6,819,262    27,742,509   21,016,407
   Increase in borrowed funds            4,000,000      (395,136)   2,395,136
   Dividends paid                         (488,250)     (414,000)     -  -
                                      ------------  ------------  ------------
Net cash provided
   by financing activities            $ 10,419,859  $ 27,057,473  $ 23,459,243
                                      ------------  ------------  ------------

Net (decrease) in cash
   and cash equivalents               $(10,535,935) $  9,532,703  $   (827,810)
Cash and cash equivalents,
    beginning of period                 17,115,813     7,583,110     8,410,920
                                      ------------  ------------  ------------
Cash and cash equivalents, end period $  6,579,878  $ 17,115,813  $  7,583,110
                                      ============  ============  ============

Supplemental Information:

Income taxes paid                     $    843,500  $    975,000  $    811,000
                                      ============  ============  ============

Interest paid                         $  5,160,637  $  4,561,581  $  3,522,850
                                      ============  ============  ============

             Refer to notes to the consolidated financial statements



                              THOMASVILE BANCSHARES, INC.
                                 THOMASVILE, GEORGIA
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 2001 AND 2000


NOTE 1 - ORGANIZATION OF THE BUSINESS

	Thomasville Bancshares, Inc., Thomasville, Georgia (the "Company") was organized in January, 1995 to serve as a holding company for a proposed de novo bank, Thomasville National Bank, Thomasville, Georgia (the "Bank").
The Company commenced banking operations on October 2, 1995. The Bank is primarily engaged in the business of obtaining deposits and providing commercial consumer and real estate loans to the general public. The Bank operates out of two banking offices, both in Thomasville, Georgia. The Bank's deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC.


NOTE 2 - SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

	BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

	CASH AND DUE FROM BANKS. The Company maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Company has never experienced any material losses from such deposit relationships.

     INVESTMENT SECURITIES. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale and reported at fair value; net unrealized gains or losses (net of related taxes) are excluded from earnings and are reported as accumulated other comprehensive income/(loss) within shareholders' equity. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are: (i) non-performing loans that have been placed on nonaccrual status; and (ii) loans which are performing according to all contractual terms of the loan agreement, but may have substantive indication of potential credit weakness. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

     ALLOWANCE FOR LOAN LOSSES.   The allowance for loan losses (the
"Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

	PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

     OTHER REAL ESTATE. Other real estate represents property acquired through foreclosure proceedings. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

	INCOME TAXES.  Income tax expense consists of current and deferred
taxes.   Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

     STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

	STOCK OPTIONS AND WARRANTS. There are two major accounting standards that address the accounting for stock options/warrants. Entities are allowed to freely choose between the two distinct standards. The first standard, APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") measures stock options/warrants by the intrinsic value method. Under the above method, if the exercise price is the same or above the quoted market price at the date of grant, no compensation expense is recognized. The second standard, SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), may recognize a compensation expense even in cases where the exercise price is the same or above the quoted market price. SFAS 123 takes into account the time value of the options/warrants; that is, the value of being able to defer a decision on whether or not to exercise the option/warrants until the expiration date. The Company follows the accounting standards of APB 25. Had the Company followed the accounting standards of SFAS 123, net income for the years ended December 31, 2001, 2000, and 1999 would have been reduced by $11,669, $10,369 and $7,643, respectively. On a per share basis, basic and diluted earnings per share would have been reduced in each of the above years by $.01.

     EARNINGS PER SHARE ("EPS").  The Company adopted Statement of
Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS. Because the Company has a complex capital structure, it is required to report: (i) basic EPS; and (ii) diluted EPS. Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common stock for all dilutive potential common stock outstanding during the reporting period.

     The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted EPS for each of the following periods:

                                  Year Ended December 31, 2001
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $1,682,027        -  -       $1,682,027       -  -
Weighted average shares      - -    1,395,000             - -    1,395,000
Dilutive
options, warrants, net       - -         - -              - -       52,372
                        ---------   ---------        ---------   ---------
   Totals              $1,682,027   1,395,000       $1,682,027   1,447,372
                        =========   =========        =========   =========

EPS                             $1.21                        $1.16
                                 ====                         ====

                                  Year Ended December 31, 2000
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $1,518,568        -  -       $1,518,568       -  -
Weighted average shares      - -    1,384,274             - -    1,384,274
Dilutive
options, warrants, net       - -         - -              - -       46,080
                        ---------   ---------        ---------   ---------
   Totals              $1,518,568   1,384,274       $1,518,568   1,430,354
                        =========   =========        =========   =========

EPS                             $1.10                        $1.06
                                 ====                         ====

                                  Year Ended December 31, 1999
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net income             $1,222,542        -  -       $1,222,542       -  -
Weighted average shares      - -    1,380,000             - -    1,380,000
Dilutive
options, warrants, net       - -         - -              - -       56,415
                        ---------   ---------        ---------   ---------
   Totals              $1,222,542   1,380,000       $1,222,542   1,436,415
                        =========   =========        =========   =========

EPS                             $.89                         $.85
                                 ===                          ===

     RECENT ACCOUNTING PRONOUNCEMENTS. Statement of Financial Accounting Standards No. 141, "Business Combinations", ("FASB 141") addresses financial accounting and reporting for business combinations and supersedes both APB Opinion No. 16, "Business Combinations", and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of FASB 141 are to be accounted for using one method - the purchase method. The provisions of FASB 141 apply to all business combinations initiated after June 30, 2001. The adoption of FASB 141 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", ("FASB 142") addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". FASB 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. FASB 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. FASB 142 is effective for fiscal years beginning after December 15, 2001. The adoption of FASB 142 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", ("FASB 143") addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FASB 143 applies to all entities. FASB 143 also applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. FASB 143 amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". FASB 143 is effective for fiscal years beginning after December 15, 2002. The adoption of FASB 143 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", ("FASB 144") addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FASB 144 supersedes both FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion
No. 30, "Reporting the Results of Operation - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a Segment of a business (as previously defined in that opinion). FASB 144 also amends ARB
No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely temporary. The provisions of FASB 144 are required to be applied with fiscal years beginning after December 15, 2001. Adoption of FASB 144 is not expected to have a material impact on the financial position or results of operations of the Company.


NOTE 3 - FEDERAL FUNDS SOLD

	  The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2001 and 2000, the Bank was a net seller in the federal funds market. Below is pertinent information:
                                           December 31,
                                     ----------------------
                                         2001         2000
                                         ----         ----
	Federal funds sold             $   417,202   $8,622,079
	Federal funds purchased            (61,000)     -  -
                                     -----------   ----------
	Federal funds sold, net        $   356,202   $8,622,079
                                     ===========   ==========


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $    500,000  $ 18,682  $  -  -    $    518,682
U.S. Agency                 5,250,128    53,059   (29,174)     5,274,013
GA Tax-Credit Fund            466,667     -  -      -  -         466,667
FRB and FHLB stock            635,800     -  -      -  -         635,800
Corporate equity              240,000     -  -      -  -         240,000
                         ------------  --------  --------   ------------
   Total securities      $  7,092,595  $ 71,741  $(29,174)  $  7,135,162
                         ============  ========  ========   ============

	All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

	The amortized costs and estimated market values of securities available-for-sale as of December 31, 2000 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $  1,001,691  $  2,656  $   (441)  $  1,003,906
U.S. Agency                 9,821,064    22,707   (22,114)     9,821,657
Corporate equity              240,000     -  -      -  -         240,000
FRB and FHLB stock            570,500     -  -      -  -         570,500
                         -----------   --------   --------  ------------
  Total securities       $ 11,633,255  $ 25,363  $(22,555)  $ 11,636,063
                         ===========   ========  =========  ============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2001, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
	Due in one year or less           $ 2,001,004      $ 2,045,089
	Due after one through five years    2,949,124        2,969,356
	Due after five through ten years    1,266,667        1,244,917
	FRB, FHLB, corporate equity
       (no maturity)                        875,800          875,800
                                        -----------      -----------
	    Total securities              $ 7,092,595      $ 7,135,162
                                        ===========      ===========

	There were no sales of securities during the calendar year 2001. Proceeds from sales of securities during the calendar year 2000 were $500,000, with no corresponding gain or loss on the sales. As of December 31, 2001 and 2000, securities with aggregate par values of $5,450,000 and $8,500,000, respectively, were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.


NOTE 5 - LOANS

	The composition of net loans by major loan category, as of December 31, 2001 and 2000, follows:
                                                        December 31,
                                              -----------------------------
                                                   2001            2000
                                                   ----            ----
	Commercial, financial, agricultural     $  40,032,109   $  29,605,383
	Real estate - construction                  6,333,530       3,510,851
	Real estate - mortgage                     80,747,146      64,975,926
	Installment                                 8,787,723      10,391,363
                                              -------------   -------------
	Loans, gross                            $ 135,900,508   $ 108,483,523
	Deduct:
	 Allowance for loan losses                 (1,564,769)     (1,365,057)
                                              -------------   -------------
	    Loans, net                          $ 134,335,739   $ 107,118,466
                                              =============   =============

	The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest had been discontinued and all other loans which are performing according to the loan agreement, but may have substantive indication of potential credit weakness. At December 31, 2001 and 2000, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $4,640,644 and $3,295,241, respectively. The average recorded investment in impaired loans amounted to approximately $3,835,462 and $1,813,399 for the years ended December 31, 2001 and 2000, respectively. The Allowance related to impaired loans amounted to approximately $934,727 and $683,847 at December 31, 2001 and 2000, respectively. The balance of the Allowance in excess of the above specific reserves is available to absorb the inherent losses of all other loans. Interest income recognized on impaired loans for the years ended December 31, 2001 and 2000 amounted to $351,311 and $178,982, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2001 and 2000. The company has no commitments to lend additional funds to borrowers whose loans have been modified.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

	The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

	Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2001, 2000 and 1999 follows:

                                           Years ended December 31,
                                   -------------------------------------
                                        2001         2000         1999
                                        ----         ----         ----
Balance, beginning of year         $ 1,365,057  $ 1,109,707  $   868,477
Add:  Provision for loan losses        415,000      510,000      365,000
Add:  Recoveries of previously
      charged off amounts               15,690        4,064        2,741
                                   -----------  -----------  -----------
   Total                           $ 1,795,747  $ 1,623,771  $ 1,236,218
Deduct: Amount charged-off            (230,978)    (258,714)    (126,511)
                                   -----------  -----------  -----------
Balance, end of year               $ 1,564,769  $ 1,365,057  $ 1,109,707
                                   ===========  ===========  ===========


NOTE 7 - PROPERTY AND EQUIPMENT

	Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2001 and 2000 follow:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                                ----          ----
	Land                                  $   943,862   $   753,523
	Buildings                               1,913,508     2,150,519
	Furniture, equipment                    1,617,549     1,320,723
	Construction in progress                  285,463        -  -
                                            -----------   -----------
	  Property and equipment, gross       $ 4,760,382   $ 4,224,765
	Deduct:
	 Accumulated depreciation              (1,065,568)     (790,340)
                                            -----------   -----------
	    Property and equipment, net       $ 3,694,814   $ 3,434,425
                                            ===========   ===========

	Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $298,327, $285,428 and $245,467, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

               Type of Asset        Life in Years  Depreciation Method
               -------------        -------------  -------------------
         Furniture and equipment       3 to 7        Straight-line
         Building                        39          Straight-line

	The Bank is in the process of constructing a 4,300 square-foot building to be utilized primarily by TNB Financial Services ("Financial Services"), a wholly owned subsidiary of the Bank. The construction costs will approximate $625,000, of which $285,463 was incurred and paid as of December 31, 2001. Completion of construction is estimated at February 28, 2002.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

	In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

	At December 31, 2001 and 2000, the Company had unused loan commitments of approximately $19.9 million and $12.7 million, respectively. Additionally, standby letters of credit of approximately $0 and $535,000 were outstanding at December 31, 2001 and 2000, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

	The Company and its subsidiary are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

	Please refer to Note 14 concerning stock options earned by directors and executive officers.

	Please refer to Note 7 concerning the Bank's commitment to fund and construct a building which will be utilized primarily by Financial Services.


NOTE 9 - BORROWINGS

	Borrowings from FHLB totaled $6.0 million and $2.0 million at December 31, 2001 and 2000, respectively. Below are additional details concerning these borrowings:

                                            First
       Outstanding Borrowings              Possible
             December 31,                  Interest
         ------------------               Adjustment   Principal  Maturity
          2001          2000     Rate    or Call Date  Amortizing   Date
          ----          ----     ----  --------------- ----------   ----
       $  -  -       $1,000,000  5.01%    4-22-2001       No      4-22-2004
        1,000,000     1,000,000  5.26%    4-21-2004       No      4-21-2009
        1,000,000       -  -     4.41%       N/A          No      8-25-2003
        1,000,000       -  -     3.87%       N/A          No      8-29-2002
        1,000,000       -  -     3.33%    9-06-2002       No      9-06-2011
        2,000,000       -  -     4.70%    9-14-2006       No      9-14-2011
       ----------    ----------  -----    ---------      ---      ---------
Total  $6,000,000    $2,000,000   N/A        N/A         N/A         N/A
       ==========    ==========  =====    =========      ===      =========

     FHLB has the option to convert the above advances into other adjustable instruments or demand full payment on the adjustment date indicated above. At December 31, 2001 and 2000, the above borrowings were secured by loans collateralized by residential real estate in the amount of $41.8 million and $37.6 million, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Company's balance sheets at $395,800 and $330,500 at December 31, 2001 and 2000, respectively.


NOTE 10 - DEPOSITS

	The following details deposit accounts at December 31, 2001 and 2000:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                                ----          ----
     Non-interest bearing deposits         $ 16,562,792  $ 15,330,627
     Interest bearing deposits:
        NOW accounts                         31,353,788    24,979,059
        Money market accounts                30,585,436    34,181,606
        Savings                               4,040,544     3,130,889
        Time, less than $100,000             24,797,804    25,463,197
        Time, $100,000 and over              25,372,693    22,808,417
                                           ------------  ------------
         Total deposits                    $132,713,057  $125,893,795
                                           ============  ============

	At December 31, 2001, the scheduled maturities of all certificates of deposit were as follows:

                     Year Ended
                     December 31,           Amount
                     ------------        ------------
                        2002             $ 34,549,058
                        2003               11,024,024
                        2004                2,544,826
                        2005                1,598,566
                        2006                  454,023
                                         ------------
                        Total            $ 50,170,497
                                         ============


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

	A summary of interest expense for the years ended December 31, 2001, 2000 and 1999 follows:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Interest on NOW accounts            $   702,317  $   452,784  $   332,699
      Interest on money market accounts     1,274,185    1,349,408      925,588
      Interest on savings accounts             93,218       91,895       73,461
      Interest on CDs under $100,000        1,452,917    1,369,589    1,262,557
      Interest on CDs $100,000 and over     1,547,119    1,246,757      902,571
      Interest, other borrowings              138,262      159,582       83,656
                                          -----------  -----------  -----------
        Total interest on
        deposits and borrowings           $ 5,208,018  $ 4,670,015  $ 3,580,532
                                          ===========  ===========  ===========


NOTE 12 - OTHER OPERATING EXPENSES

	A summary of other operating expenses for the years ended December 31, 2001, 2000 and 1999 follows:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Postage and delivery                $    69,103  $    63,969  $    56,784
      Supplies and printing                    77,665       78,924       90,658
      Regulatory assessments                   70,681       62,137       49,124
      Taxes & insurance                       108,882       90,645       87,487
      Utilities & telephone                    81,675       75,152       71,721
      Repairs & maintenance                    86,521       80,518       73,733
      Service contracts                        83,992       60,686       30,939
      Directors' fees                          74,545       56,900       51,440
      Other expenses                          100,388      108,683       78,622
                                          -----------  -----------  -----------
        Total other operating expenses    $   753,452  $   677,614  $   590,508
                                          ===========  ===========  ===========


NOTE 13 - INCOME TAXES

	As of December 31, 2001, 2000 and 1999, the Company's provision for income taxes consisted of the following:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Current                             $   805,778  $   825,380  $   663,139
      Deferred                                 44,642      106,299       97,861
                                          -----------  -----------  -----------
      Income tax expense                  $   850,420  $   931,679  $   761,000
                                          ===========  ===========  ===========

	The provisions for income taxes applicable to income before taxes for the years ended December 31, 2001, 2000, and 1999 differ from amounts computed by applying the statutory federal income tax rates to income before taxes.
The effective tax rate and the statutory federal income tax rate are reconciled as follows:
                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
      Federal statutory income tax rate       34.0%        34.0%        34.0%
      State income tax,
        net of Federal benefit                 2.4%         2.8%         2.5%
      Tax-exempt interest, net                (3.8%)       (1.9%)       (1.5%)
      Change in valuation allowance            2.0%         3.5%         3.9%
      Other                                   (1.0%)       (0.4%)       (0.5%)
                                              -----        -----        -----
         Effective tax rate                   33.6%        38.0%        38.4%
                                              =====        =====        =====

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2001, 2000 and 1999 are presented below:

                                                       December 31,
                                          -------------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
    Deferred tax assets:
      Allowance for loan losses           $   532,021  $   480,269  $   393,450
      Unrealized gain, securities             (14,473)        (955)      19,565
      Deferred asset, depreciation              -  -         7,110       15,364
      Valuation reserve                      (485,627)    (433,875)    (346,577)
                                          -----------  -----------  -----------
        Net deferred tax asset            $    31,921  $    52,549  $    81,802
                                          ===========  ===========  ===========

     There was a net change in the valuation allowance during calendar years 2001, 2000 and 1999. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2001.


NOTE 14 - RELATED PARTY TRANSACTIONS

	STOCK OPTIONS. Two senior executives of the Bank were each granted 30,000 stock options that can be converted into the Company's common stock on a one-for-one basis upon surrender with a cash consideration of $5.00 per share. The above options are fully vested. During the calendar year 2000, 15,000 of the above stock options were exercised. During the calendar years 2001, 2000 and 1999, the Company granted 3,400, 6,200 and zero stock options, respectively, to its employees. Upon surrender with a cash consideration ranging from $15.0 to $20.0, each option will convert into one share of the Company's common stock. These options are vested equally over three years and have an expiration date of ten years from the date of grant. As of December 31, 2001, 2000 and 1999, there were 54,600, 51,200 and 60,000 stock options outstanding, respectively.

	BENEFIT PLANS. The Company has a profit sharing plan as well as a savings plan administered under the provisions of the Internal Revenue Code
Section 401(K). During the calendar years 2001, 2000 and 1999, the Company contributed $122,246, $114,586 and $24,599, respectively, to the above plans.


	COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS. In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the "Plan") for the Company's and Bank's directors which grants to each member restricted shares of the Company's common stock as follows: (a) ten shares for each Bank or Company committee meeting attended; and (b) twenty shares for each Bank or Company Board of Directors meeting attended. Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company's Board of Directors; or (b) a change in control of the Company. Since year-end 1998, the Board of Directors has granted restricted shares to the Company's executive officers on an annual basis. These shares vest only upon the officers' retirement or upon a change in control. As of December 31, 2001, there were 22,372 shares of restricted stock outstanding for the benefit of directors and executive officers. The income statements contain charges of $88,847, $49,100 and $47,700 reflecting the restricted stock grants for calendar years 2001, 2000, and 1999.

	BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2001 and 2000, loans outstanding to directors, their related interests and executive officers aggregated $10,155,584 and $6,358,286, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

	A summary of the related party loan transactions during the calendar years 2001 and 2000 follows:

                                           Insider Loan Transactions
                                          ---------------------------
                                               2001           2000
                                               ----           ----
	Balance, beginning of year          $  6,358,286   $  4,773,288
	New loans                              4,745,998      2,458,292
	Less:  Principal reductions             (948,700)      (873,294)
                                          ------------   ------------
	Balance, end of year                $ 10,155,584   $  6,358,286
                                          ============   ============

	Deposits by directors and their related interests, as of December 31, 2001 and 2000 approximated $7,322,662 and $9,292,550, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

	The Company originates primarily commercial, residential, and consumer loans to customers in Thomas County, Georgia, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Thomas County and the surrounding counties.

	Sixty-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

	The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $2,185,000.


NOTE 16 - REGULATORY MATTERS

	The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

	Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2001, approximately $2,300,000 of the subsidiary bank's retained earnings was available for dividend declaration without prior regulatory approval.

	The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $1,729,000 and $1,044,000 at December 31, 2001 and 2000, respectively.

	The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

	Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2001, meet all capital adequacy requirements to which they are subject.

	As of December 31, 2001, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2001 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                              Adequately        Well
                                              Capitalized   Capitalized
                                              -----------   -----------
	Total risk-based capital ratio             8.0%           10.0%
	Tier 1 risk-based capital ratio            4.0%            6.0%
	Tier 1 leverage ratio                      4.0%            5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:
                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2001:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $14,495  11.8%  $9,822 >= 8%  $12,278 >= 10%
   Consolidated               15,352  12.5%   9,844 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $12,960  10.6%  $4,911 >= 4%  $ 7,367 >= 6%
   Consolidated               13,814  11.2%   4,922 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $12,960   9.1%  $5,709 >= 4%  $ 7,136 >= 5%
   Consolidated               13,814   9.7%   5,725 >= 4%     N/A  >= N/A

                                               Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2000:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $13,030  13.0%  $8,028 >= 8% $10,035 >= 10%
   Consolidated               13,838  13.7%   8,063 >= 8%    N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $11,776  11.7%  $4,014 >= 4% $ 6,021 >= 6%
   Consolidated               12,578  12.5%   4,032 >= 4%    N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $11,776   9.9%  $4,754 >= 4% $ 5,943 >= 5%
   Consolidated               12,578  10.5%   4,789 >= 4%    N/A  >= N/A


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

	The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     AVAILABLE-FOR-SALE SECURITIES. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

     LOANS. The fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

     DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     FHLB BORROWINGS. The fair value of FHLB borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

     OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

	The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2001 and 2000. The information presented is based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                                December 31,2001         December 31, 2000
                             -----------------------  -----------------------
                               Carrying   Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                               --------   ----------    --------    ----------
Financial assets:
 Cash and due from banks   $  6,223,676 $  6,223,676  $  8,493,734 $  8,493,734
 Federal funds sold             356,202      356,202     8,622,079    8,622,079
 Securities
   available-for-sale         7,135,162    7,135,162    11,636,063   11,636,063
 Loans, net                 134,335,739  135,875,000   107,118,466  106,482,166
 Accrued interest
   receivable                 1,062,976    1,062,976     1,261,549    1,261,549

Financial liabilities:
 Deposits                  $132,713,057 $131,950,000  $125,893,795 $126,730,427
 FHLB borrowings              6,000,000    5,680,000     2,000,000    2,000,000
 Accrued interest payable       470,640      470,640       423,259      423,259


NOTE 18 - DIVIDENDS

	The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. During the calendar years 2001 and 2000, dividends paid to shareholders amounted to $488,250 and $414,000, respectively.


NOTE 19 - PARENT COMPANY FINANCIAL INFORMATION

	This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2001           2000
------                                               ----           ----
Cash                                            $    503,613   $    496,389
Investment in Bank                                13,035,006     11,777,913
Other investments                                    240,000        240,000
Other assets                                         253,694        202,796
                                                ------------   ------------
   Total Assets                                 $ 14,032,313   $ 12,717,098
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $    143,199   $    136,850
                                                ------------   ------------
   Total Liabilities                            $    143,199   $    136,850
                                                ------------   ------------

Common stock                                    $  1,395,000   $  1,395,000
Paid-in-capital                                    8,200,908      8,112,061
Retained earnings                                  4,265,111      3,071,334
Accumulated other comprehensive income                28,095          1,853
                                                ------------   ------------
   Total Shareholders' equity                   $ 13,889,114   $ 12,580,248
                                                ------------   ------------
   Total Liabilities and Shareholders' equity   $ 14,032,313   $ 12,717,098
                                                ============   ============


                    Parent Company Statements of Income
                    -----------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Revenues:                                 2001          2000           1999
--------                                  ----          ----           ----
Interest income                       $    21,537   $    25,923   $    29,069
Dividend income                           488,250       414,000        -  -
                                      -----------   -----------   -----------
   Total revenues                     $   509,787   $   439,923   $    29,069
                                      -----------   -----------   -----------

Expenses:
--------
Depreciation and amortization         $    -  -     $    -  -     $     4,725
Operating expenses                         71,193        65,986        55,875
                                      -----------   -----------   -----------
   Total expenses                     $    71,193   $    65,986   $    60,600
                                      -----------   -----------   -----------

Income before equity in undistributed
  earnings of Bank                    $   438,594   $   373,937   $   (31,531)
Income tax (expense) benefit               12,580        43,320        -  -
Equity in undistributed earnings
  of Bank                               1,230,853     1,101,311     1,254,073
                                      -----------    ----------   -----------

Net income                            $ 1,682,027   $ 1,518,568   $ 1,222,542
                                      ===========   ===========   ===========


                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:      2001          2000         1999
------------------------------------       ----          ----         ----
Net income                            $  1,682,027  $  1,518,568  $  1,222,542
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Equity in undistributed
   earnings of the Bank                 (1,230,853)   (1,101,311)   (1,254,073)
   Depreciation and amortization            -  -          -  -           4,725
  (Increase) in other asset                (50,896)      (64,002)      (98,700)
  Increase in payables                       6,349        60,577        46,990
                                      ------------  ------------  ------------
Net cash provided
 by operating activities              $    406,627  $    413,832  $    (78,516)
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
 Investment in equity security        $     -  -    $   (240,000) $     -  -
 Dividends paid                           (488,250)     (414,000)       -  -
                                      ------------  ------------  ------------
Net cash used by financing activities $   (488,250) $   (654,000) $     -  -
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
 Exercise of options                  $     -  -    $     75,000  $     -  -
 Options, restricted stock                  88,847        49,100        47,700
                                      ------------  ------------  ------------
Net cash provided
 by financing activities              $     88,847  $    124,100  $     47,700
                                      ------------  ------------  ------------

Net increase in cash
 and cash equivalents                 $      7,224  $   (116,068) $    (30,816)
Cash and cash equivalents,
 beginning of the year                     496,389       612,457       643,273
                                      ------------  ------------  ------------
Cash and cash equivalents,
 end of year                          $    503,613  $    496,389  $    612,457
                                      ============  ============  ============



     MARKET FOR REGISTRANTS'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      During the period covered by this report and to date, there was no established public trading market for the Company's common stock. As of March 15, 2002, the number of holders of record of the Company's common stock was 716.

	The following table sets forth the cash dividends declared by the Company on its common stock during the two years ended December 31, 2001:

             Year ended December 31, 2001            Dividends
             ----------------------------            ---------
                  First quarter......................   --
                  Second quarter.....................$488,250
                  Third quarter......................   --
                  Fourth quarter.....................   --

             Year ended December 31, 2000            Dividends
             ----------------------------            ---------
                  First quarter......................   --
                  Second quarter.....................$414,000
                  Third quarter......................   --
                  Fourth quarter.....................   --

	Future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company.

	The Bank is restricted in its ability to pay dividends under the national banking laws and by OCC regulations. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of the Bank's net income of the preceding two consecutive half-year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. Section 60(b), OCC approval is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus.



                          THOMASVILLE BANCSHARES, INC.

     This Proxy is solicited on behalf of the Board of Directors for use at the 2002 Annual Meeting of Shareholders to be held on May 21, 2002 at 5:00 p.m., local time.

     The undersigned hereby appoints Stephen H. Cheney and Charles H. Hodges, III, and each of them, attorneys and proxies with full power to each of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of Shareholders of Thomasville Bancshares, Inc. (the "Company") to be held on Tuesday, May 21, 2002 at 5:00 p.m. at the principal offices of the Company, 301 North Broad Street, Thomasville, Georgia, and at any adjournments or postponements thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

(1) To elect four Class I directors to serve for a term of three years and until their successors are elected and qualified:

              Stephen H. Cheney, Charles A. Balfour, David O. Lewis, Richard L. Singletary, Jr.


   ___  FOR all nominees listed above       ___  WITHHOLD AUTHORITY to vote for
        (except as indicated to the              all nominees
         contrary below)

   To withhold authority to vote for any individual nominee(s), write that nominee's name(s) on the line below:


_____________________________________________________________________________


(2) To ratify the appointment of Francis & Co., CPAs, as auditors for the Company and its subsidiaries for the fiscal year 2002.

               ___  FOR          ___  AGAINST          ___  ABSTAIN


(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" ALL NOMINEES REFERRED TO IN PARAGRAPH (1) AND "FOR" THE PROPOSITION REFERRED TO IN PARAGRAPH (2).


                                 The undersigned revokes any prior proxies to vote the shares covered by this proxy.

                                 ____________________________________________
                                                  Signature

                                 ____________________________________________
                                                  Signature

                                 Date:_________________________________, 2002

                                 (When signing as attorney, executor,
                                  administrator, trustee or guardian, please give title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. For joint accounts, each joint owner should sign.)


IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE CHECK THE BOX
BELOW:

        ___  Yes, I plan to attend the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.